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                                                                      EX-99.B(5)


                    FLAG INVESTORS EMERGING GROWTH FUND, INC.

                          INVESTMENT ADVISORY AGREEMENT


                  THIS INVESTMENT ADVISORY AGREEMENT is made as of the 1st day of September, 1997 by and between FLAG INVESTORS EMERGING GROWTH FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following recital of fact:


                                  R E C I T A L


                  WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended; and

                  WHEREAS, the Advisor is a registered investment advisor and engages in the business of acting as an investment advisor; and

                  WHEREAS, the Fund and the Advisor desire to enter into an agreement to provide investment advisory and administrative services for the Fund on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                  1. Appointment. The Fund hereby appoints the Advisor to manage and supervise all aspects of the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Fund's Board of Directors. The Advisor hereby accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                  2. Delivery of Documents. The Fund has furnished or will furnish the Advisor with copies properly certified or authenticated of each of the following:

                     (a) The Fund's Articles of Incorporation, filed with the State of Maryland on July 3, 1987 and all amendments thereto (such Articles of Incorporation, as presently in effect and as from time to time amended, are herein called the "Articles");



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                     (b) The Fund's By-Laws and all amendments thereto (such
By-Laws, as presently in effect and as from time to time amended, are herein called the "By-Laws");

                     (c) Resolutions of the Fund's Board of Directors and shareholders authorizing the appointment of the Advisor and approving this Agreement;

                     (d) The Fund's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act") on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on September 8, 1987;

                     (e) The Fund's Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act") as filed with the SEC relating to the shares of the Fund, and all amendments thereto; and

                     (f) The Fund's most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish the Advisor from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties of Investment Advisor. The Advisor shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Advisor. In carrying out its obligations under paragraph 1 hereof, the Advisor shall:

                     (a) formulate and implement continuing programs for the purchases and sales of securities and regularly report thereon to the Fund's Board of Directors; and

                     (b) in accordance with the Fund's investment objectives, policies and investment restrictions reflected in the Prospectus determine what issuers and securities shall be represented in the Fund's portfolio and in what proportion and regularly report them to the Fund's Board of Directors; and

                     (c) provide the Board of Directors of the Fund on a regular basis with financial reports with respect to the Fund's Portfolio investments and analyses of the Fund's operations and the operations of comparable investment companies; and

                     (d) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolio of the Fund, and whether concerning the individual issuers whose securities are included in the Fund's portfolio or the activities in

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which they engage, or with respect to securities which the Advisor considers desirable for inclusion in the Fund's portfolio; and

                     (e) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities; and

                     (f) supervise and manage all aspects of the Fund's operations; and

                     (g) provide the Fund with such executive, administrative and clerical services as are deemed advisable by the Fund's Board of Directors; and

                     (h) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy materials, tax returns, reports to the Fund's shareholders and reports to and filings with the SEC and state Blue Sky authorities; and

                     (i) provide the Fund with, or obtain, adequate office space and all necessary equipment and services, including telephone service, heat, utilities, stationery, supplies and similar items for any offices as are deemed advisable by the Fund's Board of Directors; and

                     (j) be responsible for the maintenance of such accounts books and records as may be required by law or may, in the judgment of the Board of Directors, be appropriate for the orderly transaction of the Fund's business, provided that, if the Fund enters into a contract with any third party for the maintenance of any such accounts, books and records, the Advisor shall be responsible for supervision of and coordination with such third party on behalf of the Fund but shall not be responsible for the costs related to such contract or for the performance of such contract by such third party; and

                     (k) supervise, on behalf of the Fund, the operations of the Fund's transfer and dividend disbursing agent.

                  4. Broker-Dealer Relationships. The Advisor is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of its brokerage commission rates. In performing this function the Advisor shall comply with applicable policies established by the Board of Directors and shall provide the Board of Directors with such reports as the Board of Directors may require in order to monitor the Fund's portfolio transaction activities.

                  The Advisor's primary consideration in effecting securities transactions will be to obtain best price and execution of orders on an overall basis. Accordingly, the Advisor will take into consideration in executing individual transactions the net price available. However, the Advisor may also take into consideration other factors as discussed below.


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                  The Advisor will take into consideration the ability of the broker-dealer to meet the Fund's portfolio transaction execution needs on a continuing basis. Accordingly, the Advisor will consider the reliability, integrity and financial condition of the broker-dealer, the size of and difficulty in executing the particular order and the general ability of the broker-dealer to execute the Fund's transactions reliably and promptly. To the extent that the executions and prices offered by more than one broker-dealer are comparable, the Advisor may, in its discretion, effect transactions with broker-dealers that furnish statistical, research or other information or services which are deemed by the Advisor to be beneficial to the Fund's investment program. Accordingly, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Fund.

                  Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking the most favorable price and execution available and such other policies as the Directors may determine, the Advisor may consider services in connection with the sale of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund.

                  Subject to the policies established by the Board of Directors in compliance with applicable law, the Advisor may direct Alex. Brown & Sons Incorporated ("Alex. Brown") to execute portfolio transactions for the Fund on an agency basis. The commissions paid to Alex. Brown must be, as required by Rule 17e-1 under the 1940 Act, "reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time." If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other account of the Advisor is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Advisor. Alex. Brown may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

                  The Fund will not deal with the Advisor or Alex. Brown in any transaction in which the Advisor or Alex. Brown acts as a principal with respect to any part of the Fund's order. If Alex. Brown is participating in an underwriting or selling group, the Fund may not buy portfolio securities from the group except in accordance with policies established by the Board of Directors in compliance with rules of the SEC.

                  5. Control by Board of Directors. Any management or supervisory activities undertaken by the Advisor pursuant to this Agreement, as well as any other activities

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undertaken by the Advisor on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Advisor shall at all times conform to:

                     (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder as amended; and

                     (b) the provisions of the Registration Statement of the Fund under the 1933 Act and the 1940 Act and any rules and regulations adopted thereunder as amended; and

                     (c) the provisions of the Fund's Articles of Incorporation; and

                     (d) the provisions of the By-laws of the Fund, as amended; and

                     (e) any other applicable provisions of state and federal law and applicable rules of any registered national securities organization.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Advisor as follows:

                     (a) The Advisor shall, subject to compliance with applicable banking regulations, furnish, at its expense and without cost to the Fund (except as provided in paragraph 8 hereof), the services of such officers and employees as may be required by the Fund for the proper conduct of its affairs; travel expenses of employees and officers of the Advisor; office space, equipment, research services and supplies; expenses of maintaining accounts, books, and records, except to the extent such services are provided by a third party pursuant to a contract with the Fund.

                     (b) The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: the fees of the Advisor, any sub-advisor and Alex. Brown; the charges and expenses of any registrar, any custodian appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund and any accounting services provider appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to Federal, State or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing shares of the Fund; all costs and expenses in connection with maintenance of registration of the Fund and its shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); except as provided in subparagraph (a) above, the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto

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to the Fund's shareholders; all expenses of shareholders' and directors'
meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors or members of any advisory board or committee other than such Directors or members who are "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund, and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. The Advisor may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and the Advisor's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Advisor of any Fund expense that the Advisor is not required to pay or assume under this Agreement shall not relieve the Advisor of any of its obligations to the Fund nor obligate the Advisor to pay or assume any similar Fund expense on any subsequent occasions. The Advisor may, with the approval of the majority of the Fund's Directors who are not "interested persons" of the Fund, appoint a Sub-Advisor for the Fund. Such Sub-Advisor shall be paid by the Advisor.

                  9. Compensation. For the services to be rendered and the expenses assumed by the Advisor, the Fund shall pay to the Advisor compensation at an annual rate of .85% of the Fund's average daily net assets; provided that, if necessary, the Advisor's annual compensation will be reduced so that the Fund's total expenses for that year do not exceed 1.50% of the Fund's average daily net assets. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Advisor's compensation for the preceding month shall be made as promptly as possible.

                  10. Non-Exclusivity. The services of the Advisor to the Fund are not to be deemed to be exclusive, and the Advisor shall be free to render investment advisory and other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of the Advisor may serve as officers or Directors of the Fund, and that officers or Directors of the Fund may serve as officers or directors of the Advisor to the extent permitted

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by law; and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

                  11. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall continue in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                     (a) (i) by the Fund's Board of Directors or (ii) by the vote of the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

                     (b) by the affirmative vote of a majority of the Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of a party to this Agreement (other than as Fund Directors), by votes cast in person at a meeting specifically called for such purpose.

                  12. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or by the Advisor. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" having the meaning defined in
Section 2(a)(4) of the 1940 Act.

                  13. Liability.

                     (a) In the performance of its duties hereunder, the Advisor shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but the Advisor shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Advisor or its officers, directors or employees, or reckless disregard by the Advisor of its duties under this Agreement.

                     (b) The Advisor agrees that any claims by it against the Fund may be satisfied only from the assets of the Fund, and no shareholders, Directors or officers of the Fund may be held personally liable or responsible for any obligations arising out of this Agreement.

                  14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.


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                  15. Questions of Interpretation. Any question of
interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                FLAG INVESTORS EMERGING GROWTH
                                      FUND, INC.


Attest: /s/ Amy M. Olmert             By: /s/ Harry Woolf
        -----------------                 ----------------------
        Amy M. Olmert                         Name:  Harry Woolf
                                              Title:  President




[SEAL]                                INVESTMENT COMPANY CAPITAL
                                      CORP.


Attest: /s/ Amy M. Olmert             By: /s/ Edward J. Veilleux
        -----------------                 -----------------------------------
        Amy M. Olmert                         Name:  Edward J. Veilleux
                                              Title: Executive Vice President


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